Exhibit 99.1

News Release
For more information, contact:
Chris Kircher	MEDIA
Vice President, Corporate Affairs
ConAgra Foods, Inc.
tel: 402-595-5392

Chris Klinefelter	ANALYSTS
Vice President, Investor Relations
ConAgra Foods, Inc.
tel: 402-595-4154

www.conagrafoods.com

FOR IMMEDIATE RELEASE

CONAGRA FOODS REPORTS STRONG THIRD-QUARTER EPS

PERFORMANCE; EXPECTS FY2007 EPS TOWARD HIGH END OF RANGE

OMAHA, Neb., March 22, 2007 — ConAgra Foods, Inc. (NYSE: CAG), one of North America’s leading packaged food companies, today reported results for the fiscal 2007 third quarter ended Feb. 25, 2007. Third-quarter diluted EPS was $0.38, which includes $0.06 per diluted share of costs related to the recent peanut butter recall.

In the year-ago period, the company reported diluted EPS of ($0.05), including $0.38 per share of net expense from items that impacted comparability. Major items impacting comparability in the current and prior year are summarized toward the end of this release.

Gary Rodkin, chief executive officer of ConAgra Foods, commented, “I congratulate our team on a strong EPS performance, particularly in light of the fact that we were able to offset significant costs associated with the peanut butter recall, and still increase our marketing investment. We clearly are making progress with our ongoing initiatives to reduce operating costs and expand margins, and we are improving execution. Given our operating progress to date, as well as trading profits that have been stronger than planned so far this fiscal year, we are comfortable that EPS will be toward the high end of our EPS guidance range for fiscal 2007.”

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CONAGRA FOODS

Regarding the recent peanut butter recall, Rodkin said, “As most of our consumers, customers and investors know, toward the end of the quarter we initiated a recall of 100 percent of our peanut butter products following reports of Salmonella contamination. We are truly sorry for any harm that our peanut butter products may have caused. I want to assure our consumers, customers, investors and employees that we are correcting the operational problems that led to this, and are committed to the highest possible standards of food safety throughout our operations. We also intend to resolve all claims related to peanut butter fairly and expeditiously and do not believe the costs of resolving the claims will materially impact our future operating results.”

The company currently estimates that the cost of the peanut butter recall will approximate $50 million to $60 million, largely reflecting the costs associated with customer and consumer product returns, inventory write-offs and projected legal costs. Of this amount, $48 million was recognized in the third quarter; most of the remainder is expected to be recognized in the fourth quarter of fiscal 2007.

Consumer Foods Segment (56% of YTD sales)

Branded consumer products sold in retail and foodservice channels;

excludes international consumer operations.

For the quarter, sales for the Consumer Foods segment were $1.6 billion, 2% below last year due to the peanut butter recall and the recent divestiture of a refrigerated pizza business. Overall sales increased 1%, excluding the peanut butter business in current and prior-year results as well as amounts in the year-ago period from businesses since divested. See page 9 for Regulation G reconciliations.

•	Segment unit volumes declined 1% in the quarter; excluding the peanut butter business and the impact of divested businesses in prior year results, volume increased 1% in the current quarter.

•

Sales for the company’s priority investment brands as a whole, which represented slightly more than 75% of the segment sales, decreased 1%. Excluding peanut butter sales in current and prior-year results, sales for priority investment brands as a whole were slightly higher

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CONAGRA FOODS

than in the year-ago period; in particular, Hebrew National, Manwich, Marie Callender’s, Orville Redenbacher’s, PAM, and Snack Pack posted sales gains greater than 5%. The company noted that proactively changing product mix and reducing depth of promotion for some key priority investment brands has delayed top-line progress, but strengthened the base of the business and enhanced profit margins.

•

Sales for the remaining brands and products declined 2% due to the divestiture of a small refrigerated pizza business in the second quarter of fiscal 2007. Sales for this portion of the segment increased slightly excluding the contribution from that divested business in prior-year amounts.

•	A list of major brand sales gains and declines is included in the question-and-answer supplement to this release and is posted on the company’s Web site.

Segment operating profit was $224 million for the quarter, 2% ahead of year-ago amounts, despite significant current-quarter recall, marketing and restructuring costs. Current-quarter operating profit includes $47 million of costs related to the peanut butter recall, $26 million of increased advertising and promotion investment, and $20 million of restructuring costs. Prior-year operating profit of $220 million includes $41 million of restructuring costs. The company is pleased that its progress with cost savings and product mix has allowed it to grow earnings while fueling reinvestment for the future.

Food and Ingredients Segment (30% of YTD sales)

Specialty potato, vegetable, seasoning blends, flavors, and milled grain products sold to foodservice and commercial channels worldwide.

For the quarter, sales for the Food and Ingredients segment were $852 million, 8% ahead of last year. Each of the major operations-Lamb Weston (specialty potato products), ConAgra Mills (milled products), Gilroy Foods (vegetables) and Spicetec (seasoning blends, flavors)-posted top-line growth due to better volumes, mix and pricing.

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Segment operating profit was $109 million for the quarter, 36% ahead of year-ago amounts as each of the major product lines listed above posted year-over-year growth. The overall profit increase reflects the strong sales performance, as well as better mix and successful focus on cost management.

Trading and Merchandising Segment (9% of YTD sales)

Trading and merchandising agricultural commodities, fertilizer and energy worldwide.

For the quarter, sales for the Trading and Merchandising segment were $293 million, 5% ahead of year-ago amounts. Segment operating profit reached a record $62 million, 3% ahead of year-ago amounts. The sales and profit growth reflects stronger results for fertilizer operations, as well as agricultural trading and merchandising operations, and lower profits from energy trading.

International Foods Segment (5% of YTD sales)

Branded consumer products sold internationally to retail channels.

For the quarter, sales for the International Foods segment were $154 million, 3% above year-ago amounts. Largely due to better results for Canadian operations, segment operating profit of $15 million was slightly ahead of year-ago amounts despite approximately $2 million of peanut butter recall costs in the current quarter.

Other Items

•

Corporate expense was $86 million for the quarter and $171 million in the year-ago period. Current quarter amounts include $5 million of benefit from a legal settlement. The year-ago period included $73 million of net expense from several items impacting comparability, summarized toward the end of this document.

•

Equity method investment earnings were $10 million for the current quarter. For the same quarter last year, equity investments posted a loss of $1 million, largely driven by $9 million of impairment charges on assets the company no longer owns.

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CONAGRA FOODS

•	Net interest expense for the quarter was $56 million, compared with $69 million last year, primarily reflecting debt repayment.

•

During the quarter, the company revised its expected tax rate for fiscal 2007 to 35% from 36%, excluding items impacting comparability; this revision resulted in a 33% effective tax rate for the quarter. The lower-than-normal tax rate provided approximately $0.01 of EPS benefit during the quarter.

Capital Items

•

The company repurchased approximately 7.4 million shares of common stock during the third quarter at a total cost of approximately $197 million. At quarter-end, the company had approximately $300 million of authorized repurchases remaining under its existing share repurchase program.

•	Dividends paid during the quarter totaled $91 million, versus $141 million last year.

•

For the quarter, capital expenditures from continuing operations for property, plant and equipment were $147 million, compared with $54 million in the year-ago period. Depreciation and amortization expense from continuing operations was approximately $91 million for the quarter; this compares with a total of $78 million in the year-ago period.

•	During the quarter, the company contributed approximately $106 million to its pension plans; fiscal year-to-date plan contributions total approximately $170 million.

•	During the quarter, the company conducted an exchange offer that refinanced a portion of its outstanding long-term debt securities.

•	The company exchanged approximately $200 million of its 9.75% notes due in 2021 and $300 million of its 6.75% notes due in 2011 for approximately $500 million of 5.82% notes due in 2017 and cash.

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CONAGRA FOODS

•	Cash payments (premium) to exchanging note holders totaled approximately $90 million; that premium is being amortized over the life of the new debt.

Outlook

Given the strong EPS to date resulting from operating progress as well as better-than-expected trading profits, the company currently expects its fiscal 2007 EPS performance to be toward the high end of the range previously cited, which is $1.28 to $1.33, including the costs of the peanut butter recall but excluding other items impacting comparability.

As the company publicly communicated on Feb. 20 in its presentation to the Consumer Analyst Group of New York (CAGNY), the company expects its sales, marketing and efficiency initiatives, along with its ongoing share repurchase program, to result in 8% to 10% annual EPS growth during the fiscal 2008 to 2010 timeframe. Those expectations exclude any items impacting comparability during the fiscal 2008 to 2010 period. The company begins fiscal 2008 on May 28, 2007. For more details regarding operating initiatives and financial expectations for the fiscal 2008 to 2010 timeframe, including targets for expanded profit margins and returns on capital, please refer to the company’s Feb. 20 CAGNY presentation, which is archived at www.conagrafoods.com/investors.

Major Items Affecting Comparability of Third-Quarter Fiscal 2007 EPS

Included in the $0.38 of diluted EPS for the third quarter of fiscal 2007 (EPS amounts rounded and after tax):

•

Expense of $0.03 per diluted share, or $20 million pretax, for restructuring charges related to programs designed to reduce the company’s ongoing operating costs. These are reflected within the Consumer Foods segment (cost of goods sold of $18 million and SG&A/Other expense of $2 million).

•	Benefit of $0.01 per diluted share due to a lower-than-normal tax rate.

•	Benefit of $0.01 per diluted share, or $5 million pretax, due to a legal settlement, classified as SG&A expense within corporate.

•	Income of $0.01 per share from discontinued operations.

•

The company also notes that the recent peanut butter recall negatively impacted EPS by approximately ($0.06), or $48 million pretax, almost all of which is reflected in the results for the Consumer Foods segment.

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CONAGRA FOODS

Included in the ($0.05) of diluted EPS from continuing operations for the third quarter of fiscal 2006 (EPS amounts rounded and after tax):

•	Loss of $0.24 per diluted share in discontinued operations, largely due to impairment charges.

•

Expense of $0.06 per diluted share, or $50 million pretax, for restructuring charges related to programs designed to reduce the company’s ongoing operating costs. These are classified as $41 million of expense within the Consumer Foods segment (cost of goods sold of $5 million and SG&A expense of $36 million) and $9 million of SG&A expense within corporate.

•	Expense of $0.06 per diluted share, or $47 million pretax, for a charge related to a note receivable from Swift and Company, which is classified as SG&A expense within corporate.

•	Expense of $0.02 per diluted share, or $17 million pretax, reflecting the adjustment of a litigation reserve, which is included within corporate.

•	Benefit of $0.02 per diluted share due to a lower-than-normal tax rate.

•

Expense of $0.02 per diluted share, or $9 million pretax, resulting from asset impairment charges associated with an equity method investment, and classified within the results of equity method investment earnings (loss); this amount is not tax-deductible.

Discussion of Results

ConAgra Foods will host a conference call at 9:30 a.m. EDT today to discuss third-quarter results. Following the company’s remarks, the call will include a question-and-answer session with the investment community. Domestic and international participants may access the conference call toll-free by dialing 1-800-819-9193 and 1-913-981-4911, respectively. No confirmation or pass code is needed. This conference call also can be accessed live on the Internet at www.conagrafoods.com/investors.

A rebroadcast of the conference call will be available after 1 p.m. EDT on March 22, 2007. To access the digital replay, a pass code will be required. Domestic participants should dial 1-888-203-1112, and international participants should dial 1-719-457-0820 and enter pass code 4051378. A rebroadcast also will be available on the company’s Web site.

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CONAGRA FOODS

In addition, the company has posted a question-and-answer supplement relating to this release at www.conagrafoods.com/investors. To view recent company news, please visit www.conagrafoods.com/media.

ConAgra Foods, Inc. (NYSE:CAG), is one of North America’s leading packaged food companies, serving grocery retailers, as well as restaurants and other foodservice establishments. Popular ConAgra Foods consumer brands include: Banquet, Chef Boyardee, Egg Beaters, Healthy Choice, Hebrew National, Hunt’s, Marie Callender’s, Orville Redenbacher’s, PAM, Reddi-wip and many others.

Note on Forward-Looking Statements:

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The company undertakes no responsibility to update these statements. Readers of this document should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things, future economic circumstances, industry conditions, availability and prices of raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, the ultimate impact of the company’s peanut butter recall, the company’s ability to execute its operating and restructuring plans, access to capital, actions of governments and regulatory factors affecting the company’s businesses and other risks described in the company’s reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this document, which speak only as of the date made.

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CONAGRA FOODS

Regulation G Disclosure

Consumer Foods Segment

Below is a reconciliation of segment sales exclusive of the peanut butter business and divested business sales. Management evaluates the segment performance and trends exclusive of these items due to the non-recurring nature of the recall and the impact of divestitures. Management believes the presentation of financial results exclusive of these items facilitates investor understanding of the segment’s performance and trends.

	13 Weeks Ended
	Feb. 25, 2007	Feb. 26, 2006	Percent Change
Consumer Segment Sales Reconciliations
Sales (GAAP)*	$1,619.0	$1,644.4	(1.5)%
Less: Sales of peanut butter products	13.6	37.6
Less: Refrigerated pizza sales	—	14.5

Adjusted sales	$1,605.4	$1,592.3	1%

*	Amount is net of reversal of approximately $16 million of sales during the quarter in accordance with GAAP.

Forward-Looking FY 07 EPS Reconciliation

Below is a reconciliation of the company’s expected fiscal year 2007 diluted earnings per share. The company’s guidance is presented including the costs of the peanut butter recall but exclusive of other items impacting comparability. Management believes that this presentation facilitates investor understanding of the company’s underlying business performance and trends.

YTD FY07
Diluted EPS-income from continuing operations	$0.97

Restructuring charges	0.12
Non-core asset sales	(0.03)
After-tax benefit from sale of Malt JV	(0.02)
Legal settlements	(0.02)
Franchise tax resolution	(0.01)
Unfavorable tax resolutions and changes in estimates	0.02

Diluted EPS-income from continuing operations, including peanut butter recall costs but excluding other comparability items	$1.03

Management expects FY 07 diluted EPS of $1.28 to $1.33, including the costs of the peanut butter recall but excluding other comparability items.

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ConAgra Foods, Inc.

Segment Operating Results

In millions

	THIRD QUARTER
	13 Weeks Ended Feb. 25, 2007	13 Weeks Ended Feb. 26, 2006	Percent Change
SALES
Consumer Foods	$1,619.0	$1,644.4	(1.5)%
Food and Ingredients	851.9	789.8	7.9%
Trading and Merchandising	293.3	278.3	5.4%
International Foods	154.2	149.3	3.3%

Total	2,918.4	2,861.8	2.0%

OPERATING PROFIT
Consumer Foods	$224.2	$220.2	1.8%
Food and Ingredients	109.3	80.2	36.3%
Trading and Merchandising	62.3	60.6	2.8%
International Foods	14.9	14.3	4.2%

Total operating profit for segments	410.7	375.3	9.4%

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings (loss)
Items excluded from segment operating profit:
General corporate expense	(85.9)	(170.6)	(49.6)%
Interest expense, net	(56.1)	(68.8)	(18.5)%

Income from continuing operations before income taxes and equity method investment earnings (loss)	$268.7	$135.9	97.7%

Segment operating profit excludes general corporate expense, equity method investment earnings (loss) and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

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ConAgra Foods, Inc.

Segment Operating Results

In millions

	THIRD QUARTER
	39 Weeks Ended Feb. 25, 2007	39 Weeks Ended Feb. 26, 2006	Percent Change
SALES
Consumer Foods	$4,880.8	$4,897.1	(0.3)%
Food and Ingredients	2,569.1	2,365.6	8.6%
Trading and Merchandising	796.0	826.9	(3.7)%
International Foods	449.8	448.0	0.4%

Total	8,695.7	8,537.6	1.9%

OPERATING PROFIT
Consumer Foods	$681.2	$631.2	7.9%
Food and Ingredients	333.6	268.5	24.2%
Trading and Merchandising	116.8	146.8	(20.4)%
International Foods	46.2	39.5	17.0%

Total operating profit for segments	1,177.8	1,086.0	8.5%

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings (loss)
Items excluded from segment operating profit:
General corporate expense	(267.3)	(346.6)	(22.9)%
Gain on sale of Pilgrim’s Pride Corporation common stock	—	329.4	(100.0)%
Interest expense, net	(166.2)	(209.8)	(20.8)%

Income from continuing operations before income taxes and equity method investment earnings (loss)	$744.3	$859.0	(13.4)%

Segment operating profit excludes general corporate expense, gain on sale of Pilgrim’s Pride Corporation common stock, equity method investment earnings (loss) and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

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ConAgra Foods, Inc.

Consolidated Statements of Earnings

In millions, except per share amounts

	THIRD QUARTER
	13 Weeks Ended Feb. 25, 2007	13 Weeks Ended Feb. 26, 2006	Percent Change
Net sales	$2,918.4	$2,861.8	2.0%
Costs and expenses:
Cost of goods sold	2,143.4	2,142.4	0.0%
Selling, general and administrative expenses	450.2	514.7	(12.5)%
Interest expense, net	56.1	68.8	(18.5)%

Income from continuing operations before income taxes and equity method investment earnings (loss)	268.7	135.9	97.7%
Income tax expense	91.8	37.6	144.1%
Equity method investment earnings (loss)	9.6	(0.6)	NA

Income from continuing operations	186.5	97.7	90.9%

Income from discontinued operations, net of tax	6.1	(122.9)	NA

Net income	$192.6	$(25.2)	NA

Earnings per share – basic

Income from continuing operations	$0.37	$0.19	94.7%
Income from discontinued operations	0.01	(0.24)	NA

Net income	$0.38	$(0.05)	NA

Weighted average shares outstanding	503.1	519.0	(3.1)%

Earnings per share – diluted

Income from continuing operations	$0.37	$0.19	94.7%
Income from discontinued operations	0.01	(0.24)	NA

Net income	$0.38	$(0.05)	NA

Weighted average share and share equivalents outstanding	506.7	520.9	(2.7)%

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ConAgra Foods, Inc.

Consolidated Statements of Earnings

In millions, except per share amounts

	THIRD QUARTER
	39 Weeks Ended Feb. 25, 2007	39 Weeks Ended Feb. 26, 2006	Percent Change
Net sales	$8,695.7	$8,537.6	1.9%
Costs and expenses:
Cost of goods sold	6,447.4	6,416.1	0.5%
Selling, general and administrative expenses	1,337.8	1,382.1	(3.2)%
Interest expense, net	166.2	209.8	(20.8)%
Gain on sale of Pilgrim’s Pride Corporation common stock	—	329.4	(100.0)%

Income from continuing operations before income taxes and equity method investment earnings (loss)	744.3	859.0	(13.4)%
Income tax expense	272.4	294.7	(7.6)%
Equity method investment earnings (loss)	24.4	(31.2)	NA

Income from continuing operations	496.3	533.1	(6.9)%

Income from discontinued operations, net of tax	76.3	(58.5)	NA

Net income	$572.6	$474.6	20.6%

Earnings per share – basic

Income from continuing operations	$0.98	$1.03	(4.9)%
Income from discontinued operations	0.15	(0.11)	NA

Net income	$1.13	$0.92	22.8%

Weighted average shares outstanding	507.3	518.6	(2.2)%

Earnings per share – diluted

Income from continuing operations	$0.97	$1.02	(4.9)%
Income from discontinued operations	0.15	(0.11)	NA

Net income	$1.12	$0.91	(23.1)%

Weighted average share and share equivalents outstanding	510.1	520.7	(2.0)%

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ConAgra Foods, Inc.

Consolidated Balance Sheets

In millions

	February 25, 2007	February 26, 2006
ASSETS
Current assets
Cash and cash equivalents	$497.0	$237.2
Receivables, less allowance for doubtful accounts of $24.7 and $30.2	1,194.4	1,156.1
Inventories	2,819.8	2,462.1
Prepaid expenses and other current assets	1,073.2	436.5
Current assets held for sale	—	453.7

Total current assets	5,584.4	4,745.6
Property, plant and equipment, net	2,214.4	2,291.5
Goodwill	3,440.8	3,447.5
Brands, trademarks and other intangibles, net	795.6	799.8
Other assets	245.4	404.6
Noncurrent assets held for sale	—	668.7

	$12,280.6	$12,357.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable	$22.7	$11.1
Current installments of long-term debt	21.0	420.1
Accounts payable	935.5	866.3
Advances on sales	266.4	136.3
Accrued payroll	311.4	238.9
Other accrued liabilities	1,547.6	1,218.5
Current liabilities held for sale	—	43.6

Total current liabilities	3,104.6	2,934.8
Senior long-term debt, excluding current installments	3,235.8	3,010.9
Subordinated debt	200.0	400.0
Other noncurrent liabilities	1,074.3	1,131.1
Noncurrent liabilities held for sale	—	4.4
Common stockholders’ equity	4,665.9	4,876.5

	$12,280.6	$12,357.7

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